Exhibit 4.(a).2.3

State of Israel
Ministry of Communications

General License to Partner Communications Ltd. for the Provision of
Mobile Radio Telephone Services via the Cellular Method (MRT)

Amendment no. 91

By virtue of the authority of the Minister of Communications pursuant to section 4(e) of the Communications Law (Telecommunications and Broadcasting), 5742 – 1982, which has been delegated to me, and by virtue of all of my other authorities pursuant to any law, and after I considered the arguments of Partner Communications Ltd. (hereinafter: “Partner”), I hereby amend the General License granted to Partner on April 7, 1998, as follows:

Amendment to the table of contents	1.	In the table of contents, in clause 63, the words “Public Emergency Services” will be replaced with: “Public Telephone Call Center”.
Amendment to clause 51	2.	In clause 51.1, after the words “details of the faults”, the words: “, the measures taken to rectify them” will be added.
Amendment to clause 63	3.	In clause 63, in the clause heading, the word: “Telephone” will precede the words “Call Center.”
	4.	The following will replace clause 63.1
		“63.1	The Licensee shall operate a staffed telephone call center to handle requests from its Subscribers, all as specified in Annex E.4.”
	5.	In clause 63.2, the words “The Call Center will be staffed” will be replaced with: “The Telephone Call Center will be staffed”; the words “to handle the calls” will be replaced with: “to handle Subscribers’ calls”; in the subsequent sentence, the phrase beginning with the words “which caused” and ending with the word “services” will be deleted, and the word “immediately” will be deleted.
Amendment to clause 104	6.	The following will be added after subclause 104.4(d):
		“(d1)	Telephone call center reports, as specified in clauses 8(a) and 8(b) in Annex E.4;”
Amendment to Annex E	7.	Clauses 2.1 and 2.2 will be cancelled.

	8.	The following will be added after subclause 2.4(c):
		“(d)	The Licensee shall not make use of a telephone number in an MRT area code for the purpose of the ombudsman receiving complaints via facsimile.”
Addition of Annex E.4	9.	After Annex E.3, the following Annex E.4 will be added:
“Annex E.4 – Telephone Call Centers
		1.	Staffing of a telephone call center
			(a)	A telephone call center for handling Subscribers’ calls regarding any malfunction in the receipt of MRT Services, regarding theft or loss of MRT Terminal Equipment and regarding international roaming service shall be staffed twenty-four (24) hours a day all year round; the Licensee is allowed to not operate a telephone call center as stated on Yom Kippur.
			(b)	A telephone call center for the purpose of accepting calls about the Licensee’s services, which are not calls as stated in subclause (a) shall be staffed as follows:
				(1)	For at least ten (10) hours as of 08:00 a.m. on weekdays, on the eve of Holocaust Remembrance Day, on Holocaust Remembrance Day and on the eve of the Memorial Day for the Fallen Soldiers of Israel and Victims of Terrorism;
				(2)	For at least five (5) hours as of 08:00 a.m. on Fridays, on the eve of Rosh Hashanah, on the eve of Yom Kippur, on the eve of Sukkot, on the intermediate holiday days of Sukkot, on Hoshana Raba, on the eve of Passover, on the intermediate holiday days of Passover, on the seventh evening of Passover, on the Memorial Day for the Fallen Soldiers of Israel and Victims of Terrorism and on the eve of Shavuot.
(c)

The Licensee is allowed to not operate a telephone call center, as stated in subclause (b) on Saturdays and on the following Israeli holidays: on the two days of Rosh Hashanah, on Yom Kippur, on the first day of Sukkot and on Shmini Atseret, on the first and seventh days of Passover and on Shavuot, on Independence Day and on the parliamentary election day.

2.	Publishing of information about the activities of telephone call centers
	(a)	The Licensee must publish the information about the activities of all of its telephone call centers clearly and conspicuously in each of the following:
		(1)	in the engagement agreement between the Licensee and Subscribers;
		(2)	on the Licensee’s website;
		(3)	in every Bill to be issued by the Licensee;
		(4)	in documents sent on the Licensee’s behalf to Subscribers concerning customer service.
	(b)	The information that the Licensee shall publish as stated in subclause (a) shall include the following:
		(1)	the days of operation of the centers;
		(2)	the hours of operation of the centers;
		(3)	the telephone numbers of the centers.
3.	Accessing a telephone call center
	(a)	A telephone call center shall be accessed through a “free caller service” (1-800 service); the Licensee must enable access to any such telephone call center from any domestic network.
	(b)	The Licensee may enable any telephone call center to be accessed through additional domestic telephone numbers.[1]
	(c)	If the Licensee provides international roaming service, it must enable any Subscriber who is located abroad to call a telephone call center at no charge, as specified in subclause 1(a), provided that the call is made using a telephone number on the Licensee’s network.
4.	Routing of calls in a telephone call center
	(a)	Upon the initiation of interactive communications between a caller and the Interactive Voice Response system installed at a telephone call center (“IVR System”), the Licensee must enable a caller to select the response language that he/she requires if the Licensee provides service in more than one language, the name of the requested service, and the caller must be asked to identify himself/herself. The listening order of the selection of services and of the request for identification on the IVR System shall be at the Licensee’s discretion.

[1]	Such as: a networked number, a speed dial number for businesses.

	(b)	The Licensee must make the provision of a response to any call of any type contingent upon the caller identifying himself/herself on the IVR System solely by entering his/her telephone number or ID number; the Licensee is allowed to enable a caller to route the call in the IVR System and to receive a response to any type of call also without entering a telephone number or ID number as stated.
	(c)	After completing the performance of that specified in subclause (a), the Licensee shall announce the following options to the caller:
(1) “For a human response relating to repair of a malfunction, press 1”;
(2) “For a human response relating to a billing clarification, press 2”;
(3) “For a human response relating to the termination of an engagement, press 3.”
	(d)	The order of presentation of the above options shall be at the Licensee’s discretion. The Licensee is allowed to replace the use of the term “repair of a malfunction” with the term “technical support.”
	(e)	After a caller selects the option of “1,” “2” or “3” as stated, the caller shall not be redirected to additional options and shall wait to receive the human response as the caller selected.
	(f)	The topics announced via the IVR System after the aforesaid three topics shall be at the Licensee’s discretion.
5.	Quality of service provided by a telephone call center
	(a)	In this annex –
“Waiting time”	–	The measured interval between the caller’s selection on the IVR System and the response;
“Human response”	–	Response provided by professional and skilled staff possessing suitable qualifications to handle calls.

(b)	The percentage of calls in which:
	(1)	the caller is answered after a waiting time for a human response of more than six (6) minutes;
	(2)	the caller disconnects the call without having received a human response, after waiting for a response for more than six (6) minutes;
	(3)	the caller switched to the “leave a message” service, as specified in section 1 of the Consumer Protection Regulations (Provision of Telephone Service), 5772 – 2012, after having waited for a human response for more than six (6) minutes;
shall be a maximum of 15% during two consecutive weeks for each of the three types of circumstances specified in this subclause, for each of the three types of calls specified above in clause 4(c), out of the inclusive number of calls in each of the three types of calls during those two weeks.
(c)	The average waiting time during those two weeks for each of the three types of calls specified in clause 4(c) that were answered, shall not exceed three (3) minutes.[2]
(d)	The Licensee shall allocate an ID number for every type of call, or the call shall be identified by the first name of the Licensee’s representative who took the call, and the name of his/her team shall be given to the caller immediately upon completing the call or at the end of the call, as the case may be, in one of the following ways:
	(1)	by electronic mail;
	(2)	by text message;
	(3)	by initiating a telephone call – for subscribers who are blocked from receiving text messages;

[2]	Example for subclauses (b) and (c): during two particular weeks, there were 1,000 calls for which a human response was given on the subject of “bill clarifications.” 960 of these calls were answered after less than 6 minutes of waiting time for a human response, while the remaining 40 calls were answered after more than 6 minutes of waiting time for a human response, and the average waiting time for a human response for the 1,000 calls was 2.5 minutes. During these two weeks, the Licensee complied with the License provisions with regard to waiting time for a human response on the topic of “bill clarifications” (the percentage of calls answered after more than 6 minutes of waiting time for a human response – 4% (less than 15%); the average waiting time for a human response – 2.5 minutes (less than 3 minutes)).

Another example: during two particular weeks, there were 1,000 calls disconnected by the caller without having received a human response on the topic of “terminating an engagement.” 750 of these calls were disconnected by the caller after less than 6 minutes of waiting time for a human response, while the remaining 250 calls were disconnected by the caller after more than 6 minutes of waiting time for a human response. During these two weeks, the Licensee failed to comply with the License provisions with regard to waiting time for a human response on the topic of “terminating an engagement” (the percentage of calls disconnected by a caller after more than 6 minutes of waiting time for a human response – 25% (more than 15%).

	(4)	orally by a representative of the Licensee.
(e)	If a caller using the IVR System selects the option of terminating an engagement, a representative of the Licensee who answered the call is not allowed to transfer the call to another representative or to any other person for the purpose of handling the caller’s request to terminate the engagement.
(f)	If a caller using the IVR System selects the option of billing clarification, a representative of the Licensee who answered the call is not allowed to transfer the call to another representative or to any other person except at the caller’s express request.
(g)	The Licensee shall not be required to comply with the waiting times specified above on any day that one of the following circumstances transpired (hereinafter – “Extenuating Circumstance”):
	(1)	malfunction in a communications network or a malfunction in a leading international application[3] that caused an interruption of service to a significant ratio of Subscribers;
	(2)	wide-scale blackouts;
	(3)	weather conditions that caused traffic jams on main transportation arteries;
	(4)	terrorist attack or wide-scale disaster;
	(5)	any other incident at the manager’s discretion.
(h)	The Licensee must report to the manager in writing about any Extenuating Circumstance, such as a malfunction in its communications network, on the date of its occurrence, and shall specify the nature of the incident, its location, the number of Subscribers who were affected by the malfunction, the start time and the end time, and shall retain a copy of the said report in its possession.
(i)	Insofar as an Extenuating Circumstance has occurred as specified in subclause (h), the Licensee shall notify the caller, immediately upon connecting to the IVR System, by voice message regarding the nature and location of the Extenuating Circumstance that is causing long waiting times.
(j)	For each type of call, the routing menu of the IVR System shall be comprised solely of the routing options, without announcing any advertisements or offers to join plans or various types of special offers, or any other information that does not directly relate to the routing menu as stated.

[3]	Facebook, WhatsApp, etc.

	(k)	At any time, in the event of busy-hour call attempts to a telephone call center, the ratio of callers whose calls will be added to the waiting line for a response will not be less than 90%.
	(l)	The Licensee is not allowed to disconnect any call, at its initiative, including automatic disconnection of the IVR System, which was answered by the IVR System or that was added to the waiting line to receive a response.
	(m)	In the event that the waiting time for a call of any type is expected to be more than three (3) minutes, the Licensee must notify the caller by recorded message, by no later than after two (2) minutes of the start of the waiting time, that the waiting time is expected to be more than three (3) minutes and that the caller has the option of being redirected to the “leave a message” service or to wait for a human response; if the caller decides to wait for a human response, the Licensee must notify the caller by recorded message of his/her place in the line and the estimated waiting time, and that it shall notify the caller that he/she can switch at any time to the “leave a message” service.
6.	Recording and documentation of calls
	(a)	The Licensee must record every call made on topics relating to billing clarification and termination of an engagement, from the time that a call is answered and until the end of the call.
	(b)	A representative of the Licensee shall document the contents of every call of every type in the Licensee’s information systems, whether or not the call was initiated by the representative. Documentation as stated shall also include the identification number of the call, the date of the call and the full name of the Licensee’s representative who answered the call.
	(c)	The Licensee shall retain the recording of the call as specified in subclause (a) in its possession, and the documentation of the contents of the call as specified in subclause (b) for the timeframe as specified in clause 106A(a), so that they shall be available for delivery or forwarding to the manager, upon his request, within five (5) workdays of the date the call was made.
7.	Documentation of call data
	(a)	The Licensee must retain documentation in its possession of every call that received a human response, for each of the three types of calls specified above in clause 4(c), which must include the following fields:
(1) date of the call;

	(2)	source of the call;
	(3)	time the waiting time started (HH:MM:SS);
	(4)	time the call was answered (HH:MM:SS);
	(5)	waiting time until the call was answered (MM:SS).
(b)	The Licensee must retain documentation in its possession of every call that was disconnected by the caller without having received a human response, for each of the three types of calls specified above in clause 4(c), which must include the following fields:
	(1)	date of the call;
	(2)	source of the call;
	(3)	time the waiting time started (HH:MM:SS);
	(4)	time the call was disconnected (HH:MM:SS);
	(5)	waiting time until the call was disconnected (MM:SS).
(c)	The Licensee must retain documentation in its possession of every call that was redirected to the “leave a message” service, for each of the three types of calls specified above in clause 4(c), which must include the following fields:
	(1)	date of the call;
	(2)	source of the call;
	(3)	time the waiting time started (HH:MM:SS);
	(4)	time the call was redirected to the “leave a message” service (HH:MM:SS);
	(5)	waiting time until the call was redirected to the “leave a message” service (MM:SS).
(d)

The Licensee must retain documentation in its possession pursuant to subclauses (a) through (c) for at least one year after the calls were made, and shall deliver or forward them to the manager, upon his request, in the format and according to the timetables specified by the manager in this regard.

8.	Reports
	(a)	The Licensee must issue a daily report, at the request of the manager, about any telephone call center that it operates, which shall include the details specified hereunder, in the following order of appearance:
		(1)	The inclusive number of calls on that day for which a human response was provided, for each of the three types of calls specified above in clause 4(c) (“total number of calls per day per type of call for which a human response was provided”);
		(2)	The number of calls out of the total number of calls per day per type of call for which a human response was provided, after waiting a maximum of six (6) minutes;
		(3)	The number of calls out of the total number of calls per day per type of call for which a human response was provided, after waiting more than six (6) minutes;
		(4)	The average daily waiting time to receive a human response for each of the three types of calls specified above in clause 4(c);
		(5)	The inclusive number of calls on that day during which a caller disconnected the call before receiving a human response, for each of the three types of calls specified above in clause 4(c) (“the total number of calls per day per type of call that were disconnected by the caller before receiving a human response”);
		(6)	The number of calls out of the total number of calls per day per type of call that were disconnected by the caller before receiving a human response, after waiting a maximum of six (6) minutes;
		(7)	The number of calls out of the total number of calls per day per type of call that were disconnected by the caller before receiving a human response, after waiting more than six (6) minutes;
		(8)	The inclusive number of calls on that day during which a caller switched to the “leave a message” service, for each of the three types of calls specified above in clause 4(c) (“the total number of calls per day per type of call during which the caller switched to a “leave a message” service);

			(9)	The number of calls out of the total number of calls per day per type of call during which the caller switched to a “leave a message” service, after waiting a maximum of six (6) minutes;
			(10)	The number of calls out of the total number of calls per day per type of call during which the caller switched to a “leave a message” service, after waiting more than six (6) minutes;
		(b)	At the manager’s request, the Licensee shall produce a report for two consecutive weeks about every telephone call center that it operates. The said report shall include all of the data specified in subclause (a) regarding a daily report, in the order of their appearance, in relation to all of the data that accumulated over the said two weeks.
		(c)	The Licensee shall deliver or forward to the manager, upon his request, the daily reports pursuant to subclause (a) and the biweekly reports pursuant to subclause (b) in the format and according to the timetables specified by the manager in this regard.
		(d)	A report delivered or forwarded to the manager must be accompanied by a declaration of the relevant vice president of the Licensee, certifying the accuracy of the data specified in the report.”
Inception	10.	This amendment shall come into effect by 14 Adar Bet 5779 (March 21, 2019.

7 Sivan 5778 (21 May 2018)	_____________________________________________________ Netanel (Nati) Cohen Director-General